UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

On May 14, 2014, Starboard Value LP issued the following press release.

STARBOARD DELIVERS LETTER TO DARDEN BOARD

Condemns Darden for Indefinitely and Inexcusably Delaying the Special Meeting

Highly Concerned by Company's Recent Statement that the Timetable to Complete a Red Lobster Sale or Spin-Off is June or July

Views These Actions as a Transparent Strategy to Disenfranchise Shareholders by Delaying the Special Meeting as Long as Possible and Forcing Through a Red Lobster Sale or Spin-Off Prior to Allowing Shareholders to Voice Their Opinions

Believes that the Company Has Been Misleading Shareholders Regarding How Long Darden Can Delay Calling the Special Meeting

If Company Intends to Announce a Rushed Red Lobster Transaction Prior to the Special Meeting, Starboard Believes Board Should Make Transaction Subject to Shareholder Approval

New York – May 14, 2014– Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Darden Restaurants, Inc. ("Darden" or the "Company") (NYSE: DRI), with ownership of approximately 5.5% of the outstanding common stock of the Company, today announced it has delivered a letter to Darden's Board of Directors (the "Board") following statements made last week by Matthew Stroud, Darden's VP, Investor Relations, to a group of shareholders attending a lunch in New York City, that the Company is on a timetable to complete a sale or spin-off of Red Lobster in June or July. Mr. Stroud also informed the group of shareholders that the Company believes it can delay calling the Special Meeting as far as 60 days from the date of certification of the written requests, and that the Company is not required to hold the Special Meeting thereafter for an additional 60 days. Mr. Stroud's statement is inconsistent with Florida law, which clearly provides that the initial 60 days to call the Special Meeting starts when the written requests are delivered, not certified. Starboard is disturbed that Darden seems more intent on discussing how it can delay the Special Meeting rather than taking the steps required to hold the Special Meeting.

Mr. Stroud's statements have heightened Starboard's concerns that the Company may now be seeking to hurry through a sale of Red Lobster before holding the Special Meeting. Starboard believes it would be a huge mistake for the Board to rush an irreversible and potentially value-destructive Red Lobster sale at this time, and is urging the Board to either immediately call the Special Meeting or agree to make any Red Lobster transaction subject to shareholder approval.

The full text of the letter to the Board follows:
May 14, 2014

Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, FL 32837
Attn: Board of Directors

Dear Board of Directors:

On April 22, 2014, Starboard delivered written requests to Darden Restaurants, Inc. ("Darden" or the "Company") to call a special meeting of shareholders (the "Special Meeting") from the holders of more than 55% of the Company's outstanding shares. On May 6, 2014, the independent inspector of elections, IVS Associates, Inc. ("IVS"), issued its final, certified voting report confirming that Starboard delivered valid written requests to call the Special Meeting from the holders of approximately 57% of the Company's outstanding shares.

Over the past several months, we have made absolutely clear all the reasons that a sale or spin-off of Red Lobster (the "Red Lobster Separation") is the wrong separation, at the wrong time, for the wrong reasons. Recent statements by Matthew Stroud, VP, Investor Relations, have heightened our already serious concerns that Darden may be focused on a quick sale of Red Lobster prior to holding the Special Meeting. While we can see how a Red Lobster Separation could be convenient and beneficial for management, this could be the absolute worst time to be selling Red Lobster:

•	same-store-sales are down, food costs are up, and the brand is in desperate need of a turnaround;
•	significant probable tax leakage in a sale makes it far less attractive than other alternatives;
•	separating Red Lobster with its real estate is likely to trap significant real estate value and may permanently impair the value of Darden's real estate portfolio;
•
selling the real estate owned by Red Lobster concurrently with a Red Lobster sale is inefficient due to unnecessary tax leakage and a lost opportunity to gain significant value by executing a tax-free spin of Darden's entire real estate portfolio or a tax-free merger involving Darden's entire real estate portfolio and a REIT; and

•
by completing the Red Lobster Separation first, Darden may be significantly increasing the risk of meaningful debt breakage costs in the future that may have been avoidable with more intelligent structuring.

Moreover, since a Red Lobster Separation would be irreversible, it is all the more concerning that you are attempting to rush it through before shareholders are allowed to formally express their views, as they have validly demanded under Florida law.

It has already been three weeks since we delivered the written requests to call the Special Meeting. Substantial time has already lapsed, but there is still time for the Company to call and hold the Special Meeting prior to completing a Red Lobster Separation. If the Board were to act now on the Special Meeting request, there is no reason that the Special Meeting could not be held in late June or early July. We remind you that a substantial majority of the Company's shareholder base has unequivocally demonstrated that shareholders demand the opportunity to have their voices heard on the Red Lobster Separation before it is too late and substantial value is potentially destroyed. Unfortunately, the Board continues to show a blatant disregard for the views and concerns raised by its shareholders.

As you know, approximately 20% of the Company's outstanding shares are held by retail investors (who generally have extremely low vote totals), approximately 10% of the outstanding shares are out on loan and are typically not voted, and approximately 3% of the outstanding shares are held by management and the Board. Based on the vote results from last year's 2013 Annual Meeting, Darden's voting participation on non-routine items (items where a broker cannot place a vote on a client's behalf) was 72% of the outstanding shares. Therefore, the 57% of the outstanding shares that consented represent an enormous percentage of the estimated 72% of the outstanding shares that would be expected to vote at Darden's meetings. This is an extremely strong mandate from your shareholder base for the calling of the Special Meeting to vote on the following proposal:

to approve a non-binding resolution urging the Board of Directors of Darden not to approve anyagreement or proposed transaction involving a Red Lobster separation or spin-off prior to the2014 Annual Meeting of Shareholders unless such agreement or transaction would requireshareholder approval.

If the Board continues to ignore the will of the shareholders to call the Special Meeting in a timely manner and is stubbornly delaying the calling of the Special Meeting in order to rush a sale of Red Lobster, then the Board should promise the shareholders, consistent with their consents, that the Board will make any transaction involving Red Lobster subject to shareholder approval. Your unwillingness to date to either call the Special Meeting or commit to requiring shareholder approval of a Red Lobster Separation increases the skepticism around your intentions for Red Lobster and raises serious doubts as to whether you are representing the best interests of your shareholders.

To further illustrate the point that the Company continues to disrespect its shareholder base, we understand that the Company has been misleading shareholders all along regarding the timing requirements of the Special Meeting. Even before we delivered the written requests, Darden was incorrectly informing shareholders that the Company is not permitted to call the Special Meeting for 60 days following the delivery of the demand, and claiming that there is a built-in "cooling off" period under the Florida Business Corporations Act (the "FBCA"). The significance of the 60 days is not as a "cooling off" period, or a time for Darden to seek revocations, as Darden has told shareholders, but rather that, under the FBCA, if the Company has not called the Special Meeting within 60 days of the date that Starboard delivered the demand, then a court can intervene to set the time and place of the Special Meeting upon application of any requesting shareholder. It is disturbing that Darden is even discussing a pushed out timetable for the Special Meeting that could cause a shareholder to have to sue to compel a court to call the Special Meeting.

Making matters worse, Mr. Stroud stated to Darden shareholders on Friday that the Company views the 60-day clock as starting on the date that the consents were certified by IVS. The FBCA is clear that the 60-day clock starts when the demand was delivered, not certified. The Board is playing fast and loose with Florida law and the corporate machinery to serve its own interests while ignoring the clear will of shareholders.

It is time for Darden to stop making a mockery of corporate governance. Instead of misleading shareholders and discussing the latest possible date the Company can hold the Special Meeting, you should be respecting the clear will of your shareholders by either immediately calling the Special Meeting or publicly confirming that any Red Lobster transaction will be subject to shareholder approval.

We will view any unsatisfactory response as a clear failure of corporate governance for which the current Board must be held accountable. As you know, we are presently contemplating the nomination of a slate of directors for election at the 2014 Annual Meeting. The current Board's shortcomings to date, both operationally and from a governance standpoint, demonstrate that a significant level of Board change is required at Darden.

Best Regards,

Jeffrey C. Smith
Managing Member
Starboard Value LP

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes from shareholders of Darden Restaurants, Inc. (the "Company") to approve a non-binding resolution at the special meeting of the Company urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

STARBOARD ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Leaders Delta LLC ("Delta LLC"), Starboard Leaders Fund LP ("Leaders Fund"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value A LP ("Starboard A LP"), Starboard Value A GP LLC ("Starboard A GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"),  Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Bradley D. Blum, Charles M. Sonsteby, Robert Mock and Craig S. Miller.

As of the date hereof, Starboard V&O Fund directly owns 1,161,790 shares of common stock, no par value of the Company (the "Common Stock").  As of the date hereof, Starboard S LLC directly owns 281,286 shares of Common Stock.  As of the date hereof, Starboard C LP directly owns 172,625 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 172,625 shares owned by Starboard C LP.  As of the date hereof, Delta LLC directly owns 1,272,025 shares of Common Stock.  Leaders Fund, as a member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A LP, as the general partner of Leaders Fund and the managing member of Delta LLC, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the 1,272,025 shares owned by Delta LLC.  As of the date hereof, Starboard Value LP beneficially owns 7,250,000 shares of Common Stock, consisting of shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP and Delta LLC, and 4,362,274 shares of Common Stock held in the Starboard Value LP Accounts.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and Messrs. Smith, Feld and Mitchell, each as a member of Principal GP and as a member of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to be the beneficial owner of the aggregate of 7,250,000 shares of Common Stock owned directly by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Delta LLC and held in the Starboard Value LP Accounts.  .  As of the date hereof, Mr. Blum directly owns 1,000 shares of Common Stock.  As of the date hereof, Mr. Sonsteby directly owns 1,500 shares of Common Stock.  As of the date hereof, Mr. Mock directly owns 1,318 shares of Common Stock.  As of the date hereof, Mr. Miller directly owns 1,000 shares of Common Stock.